Exhibit 99.1

WCI Communities Announces 2013 Full Year and Fourth Quarter Results

Bonita Springs, Fla, February 25, 2014 — WCI Communities, Inc. (NYSE: WCIC), a lifestyle community developer and luxury homebuilder, today announced results for the full year and fourth quarter ended December 31, 2013.

Full Year 2013 Highlights and Comparisons to Full Year 2012

•                  Revenues from homes delivered of $213.5 million, up 53.0%

•                  Deliveries of 493 homes, up 40.1%

•                  Average selling price per home delivered of $433,000, up 9.3%

•                  Net income attributable to common shareholders of $127.0 million, up 149.8%

•                  Included a $125.6 million income tax benefit due to the reversal of a portion of our deferred tax asset valuation allowance

•                  Adjusted EBITDA of $37.5 million, up 116.0%

•                  Adjusted EBITDA as a percentage of total revenues of 11.8%, up 460 basis points

•                  New orders of 531 homes, up 17.2%

•                  Contract value of new orders of $243.2 million, up 31.9%

•                  Average selling price per new order of $458,000, up 12.5%

Fourth Quarter 2013 Highlights and Comparisons to Fourth Quarter 2012

•                  New orders of 116, up 9.4%

•                  Contract value of new orders of $59.8 million, up 33.4%

•                  Average selling price per new order of $516,000, up 22.0%

•                  Backlog units totaling 293 units, up 14.9%

•                  Contract value of backlog units of $143.8 million, up 26.1%

•                  Average selling price in backlog of $491,000, up 9.8%

•                  Average selling price per delivered home of $457,000, up 14.1%

Management Comments

“We are very pleased with the strong financial performance that we delivered in 2013 and the continued improvement across our key operating metrics,” commented Keith Bass, President and Chief Executive Officer.  Mr. Bass added, “2013 was a tremendous year of accomplishment for WCI.  We are well positioned to continue to execute our growth strategy throughout 2014 with our differentiated product offering and strong land position, backed by our conservative balance sheet.  We believe the Florida housing market remains robust and continue to be encouraged by our order and average sales price growth.”

2013 Full Year Results

For the year ended December 31, 2013, the Company generated total revenues of $317.3 million, an improvement of $76.3 million, or 31.7%, compared to $241.0 million in the prior year. This increase was primarily due to strength in our Homebuilding segment, attributable to significant growth in homes delivered and higher average selling prices.

For the year ended December 31, 2013, net income attributable to common shareholders was $127.0 million, or $5.86 per diluted share.  Included in the year was a $125.6 million, or $5.80 per diluted share, income tax benefit due to the reversal of a portion of our deferred tax asset valuation allowance, a ($19.7) million, or ($0.91) per diluted share, charge related to two preferred stock dividends, of which ($19.0) million was non-cash, and a ($5.1) million, or ($0.24) per diluted share, early repayment of debt charge related to the repayment of $125.0 million of senior secured term notes due 2017.

Revenues from homes delivered for the year ended 2013 were $213.5 million, up 53.0% from the prior year.  The average selling price was $433,000, an increase of 9.3% from the prior year, primarily attributable to an improved pricing environment and changes in product mix.  The Company delivered 493 homes, an increase of 40.1% from the prior year.   Adjusted gross margin from homes delivered, a non-GAAP financial measure, was 32.0%, compared to 33.2% in the prior year, with the decline attributable to shifting product mix.

New orders in 2013 increased 17.2% to 531 homes and the average selling price per new order was $458,000, representing a 12.5% increase from 2012. Contract value of new orders was $243.2 million, an increase of 31.9% from the prior year.

Full year 2013 selling, general and administrative expenses as a percentage of Homebuilding revenue improved by 340 basis points compared to 2012, as the Company continued to improve overhead leverage.  Cash and cash equivalents as of December 31, 2013 totaled $213.4 million, up 163.1% from year-end 2012.

At December 31, 2013, the Company owned or controlled approximately 8,500 home sites across the state of Florida.  During 2013, the Company closed on four land acquisitions that are currently planned for approximately 1,900 future home sites within 10 new selling neighborhoods.

Fourth Quarter Results

New orders during the fourth quarter of 2013 increased 9.4% to 116 homes and the average selling price per new order was $516,000, representing a 22.0% increase over the prior year period. Contract value of new orders was $59.8 million for the fourth quarter, an increase of 33.4% from the prior year period.

For the quarter ended December 31, 2013, net income attributable to common shareholders was $135.2 million, compared to $17.9 million in the prior year period.  The increase from the prior year period is primarily attributable to the reversal of a portion of our deferred tax asset valuation allowance, partially offset by the reduction in home deliveries and other miscellaneous income.

As of December 31, 2013 backlog contract value was $143.8 million, an increase of $29.8 million, or 26.1%, from the prior year.  The average price in backlog was $491,000, an increase of 9.8% from the prior year. The increase in backlog contract value was primarily due to continued improvement in the housing market as evidenced by the increase in new orders and average selling prices, partially offset by increased deliveries.

For the quarter ended December 31, 2013, the Company generated total revenues of $94.8 million, a decline of ($10.5) million, or (10.0%), compared to $105.3 million in the fourth quarter of 2012. This decline was primarily due to a reduction in Homebuilding deliveries compared to the prior year period.  In 2013, the Company strategically implemented evenflow production scheduling to reduce the concentration of deliveries in any one period.  The fourth quarter of 2012 accounted for 57% of total deliveries for the full year, compared to 31% in the fourth quarter of 2013, representing the effectiveness of the initiative.

Revenues from homes delivered for the fourth quarter of 2013 were $69.0 million, a decline of 14.7% from the prior year period.  The average selling price per home delivered was $457,000, an increase of 14.1% from the prior year period, primarily attributable to an improved pricing environment and changes in product mix.  The Company delivered 151 homes in the fourth quarter, a decrease of 51 deliveries from the prior year period.

Conference Call

As previously announced, the Company will host a conference call to discuss 2013 full year and fourth quarter results before the market opens on Tuesday, February 25, 2014 at 8:30 a.m. (Eastern Time).  A slide presentation for the call will be available on the Investors section of the Company’s Web site at investors.WCICommunities.com.  The conference call can be accessed live over the phone by dialing (877) 407-0784, or for international callers, (201) 689-8560. A replay will be available approximately two hours after the call and can be accessed by dialing (877) 870-5176, or for international callers, (858) 384-5517.  The passcode for the live call and the replay is 13574567. The replay will be available until 11:59 pm (Eastern Time) on March 11, 2014.

Investors and other interested parties may also listen to a simultaneous webcast of the conference call by logging onto the Investor Relations section of the Company’s website at investors.WCICommunities.com. The on-line replay will be available for a limited time beginning approximately 2 hours following the call.

To learn more about WCI Communities, please visit the Company’s Web site at www.WCICommunities.com.

Use of Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), this press release contains the non-GAAP financial measures of Adjusted EBITDA and Adjusted gross margin from homes delivered.  The reasons for the use of these measures, a reconciliation of these measures to the most directly comparable GAAP measures and other information relating to these measures are included below following the unaudited consolidated financial statements.

About WCI Communities, Inc.

WCI Communities is a lifestyle community developer and luxury homebuilder of single- and multi-family homes in most of coastal Florida’s highest growth and largest markets. With a legacy that spans more than 60 years, WCI Communities has an established expertise in developing amenity rich, lifestyle oriented master-planned communities, catering to move-up, active adult and second-home buyers. Headquartered in Bonita Springs, Florida, WCI Communities is a fully integrated homebuilder and developer with complementary real estate brokerage and title services businesses.

Forward-Looking Statements

Any statements made in this press release that are not statements of historical fact, including statements about the Company’s beliefs and expectations, are forward-looking statements within the meaning of the federal securities laws, and should be evaluated as such. Forward-looking statements include information concerning market conditions and outlook, and possible or assumed future results of operations, including descriptions of the Company’s business plan and strategies. These forward-looking statements may be identified by the use of forward-looking terminology such as, “believe,” “estimate,” “project,” “anticipate,” “expect,” “seek,” “predict,” “contemplate,” “continue,” “possible,” “intend,” “may,” “might,” “will,” “could,” “would,” “should,” “forecast,” or “assume” or, in each case, their negative, or other variations or comparable terminology.   For more information concerning factors that could cause actual results to differ materially from those contained in the forward-looking statements, please refer to the “Risk Factors” section of the Form 10-Q quarterly report filed by the Company with the Securities and Exchange Commission on November 12, 2013 and subsequent filings by the Company.  The Company bases these forward-looking statements or projections on its current expectations, plans and assumptions that it has made in light of its experience in the industry, as well as its perceptions of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances and at such time. As you read and consider this press release, you should understand that these statements are not guarantees of performance or results. The forward-looking statements and projections are subject to and involve risks, uncertainties and assumptions and you should not place undue reliance on these forward-looking statements or projections. Although the Company believes that these forward-looking statements and projections are based on reasonable assumptions at the time they are made, you should be aware that many factors could affect the Company’s actual financial results or results of operations and could cause actual results to differ materially from those expressed or implied in the forward-looking statements and projections. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. If the Company does update one or more forward-looking statements, there should be no inference that it will make additional updates with respect to those or other forward-looking statements.

WCI Communities, Inc.

Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	December 31,
	2013	2012

Assets
Cash and cash equivalents	$213,352	$81,094
Restricted cash	8,911	10,875
Notes and accounts receivable	7,107	5,672
Real estate inventories	280,293	183,168
Property and equipment, net	24,479	24,313
Other assets	18,101	17,789
Income tax receivable	77	16,831
Deferred tax assets, net of valuation allowances	125,646	—
Goodwill	7,520	7,520
Total assets	$685,486	$347,262

Liabilities and Equity
Accounts payable and other liabilities	$54,920	$40,007
Customer deposits	20,702	15,921
Senior secured term notes	—	122,729
Senior notes	200,000	—
Total liabilities	275,622	178,657

WCI Communities, Inc. shareholders’ equity:
Preferred stock, $0.01 par value; 15,000,000 and 20,000 shares authorized at December 31, 2013 and 2012, respectively;
Series A $0.01 par value; 0 shares issued and outstanding at December 31, 2013; 10,000 shares issued and outstanding at December 31, 2012	—	—
Series B $0.01 par value; 0 shares issued and outstanding at December 31, 2013; 1 share issued and outstanding at December 31, 2012	—	—
Common stock, $0.01 par value; 150,000,000 shares authorized, 25,795,072 shares issued and 25,768,035 shares outstanding at December 31, 2013; 18,072,169 shares issued and 18,045,132 shares outstanding at December 31, 2012	258	181
Additional paid-in capital	298,530	203,833
Retained earnings (accumulated deficit)	108,984	(37,664)
Treasury stock, at cost, 27,037 shares at both December 31, 2013 and 2012	(196)	(196)
Total WCI Communities, Inc. shareholders’ equity	407,576	166,154
Noncontrolling interests in consolidated joint ventures	2,288	2,451
Total equity	409,864	168,605
Total liabilities and equity	$685,486	$347,262

WCI Communities, Inc.

Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2013	2012	2013	2012
	(unaudited)
Revenues
Homebuilding	$68,962	$81,946	$214,016	$146,926
Real estate services	19,181	17,533	80,096	73,070
Amenities	6,617	5,771	23,237	21,012
Total revenues	94,760	105,250	317,349	241,008

Cost of Sales
Homebuilding	49,147	56,012	149,768	100,786
Real estate services	19,210	17,712	76,972	71,675
Amenities	6,942	7,120	25,285	24,254
Total cost of sales	75,299	80,844	252,025	196,715

Gross margin	19,461	24,406	65,324	44,293

Other income	(1,393)	(5,499)	(2,642)	(7,493)
Selling, general and administrative expenses	10,541	11,059	39,548	32,129
Interest expense	739	981	2,537	6,978
Expenses related to early repayment of debt	—	—	5,105	16,984
	9,887	6,541	44,548	48,598
Income (loss) from continuing operations before income taxes	9,574	17,865	20,776	(4,305)
Income tax benefit (expense) from continuing operations	125,624	(17)	125,709	52,233
Income from continuing operations	135,198	17,848	146,485	47,928
Income from discontinued operations, net of tax	—	—	—	118
Gain on sale of discontinued operations, net of tax	—	—	—	2,588
Net income	135,198	17,848	146,485	50,634
Net loss from continuing operations attributable to noncontrolling interests	—	70	163	189
Net income attributable to WCI Communities, Inc.	135,198	17,918	146,648	50,823
Preferred stock dividends	—	—	(19,680)	—
Net income (loss) attributable to common shareholders of WCI Communities, Inc.	$135,198	$17,918	$126,968	$50,823

Earnings (loss) per share attributable to common shareholders of WCI Communities, Inc.:
Basic
Continuing operations	$5.20	$1.00	$5.88	$3.33
Discontinued operations	—	—	—	0.19
Earnings (loss) per share	$5.20	$1.00	$5.88	$3.52
Diluted
Continuing operations	$5.16	$0.99	$5.86	$3.31
Discontinued operations	—	—	—	0.19
Earnings (loss) per share	$5.16	$0.99	$5.86	$3.50

Weighted average number of shares of common stock outstanding:
Basic	26,000	17,974	21,586	14,445

Diluted	26,206	18,040	21,680	14,515

Net income attributable to WCI Communities, Inc.:
Income from continuing operations	$135,198	$17,918	$146,648	$48,117
Income from discontinued operations	—	—	—	2,706
Net income attributable to WCI Communities, Inc.	$135,198	$17,918	$146,648	$50,823

WCI Communities, Inc.

Consolidated Statements of Cash Flows

(in thousands)

	Years Ended December 31,
	2013	2012

Operating activities
Net income (loss)	$146,485	$50,634
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Amortization of debt issuance costs	627	400
Amortization of debt discounts	243	1,545
Expenses related to early repayment of debt	5,105	16,984
Non-cash addition to senior subordinated secured term loan for PIK interest	—	6,930
Non-cash change in unrecognized tax benefit	—	(50,498)
Depreciation	2,081	2,000
Provision for bad debts	263	286
Gain on sale of discontinued operations	—	(4,265)
(Gain) loss on sale of property and equipment	72	(718)
Reversal of deferred tax asset valuation allowances	(125,646)	—
Decrease in deferred income tax	—	—
Stock-based and other non-cash long-term incentive compensation expense	5,217	705
Asset impairments	—	—
Changes in assets and liabilities:
Restricted cash	1,964	9,935
Notes and accounts receivable	(1,698)	265
Real estate inventories	(98,511)	(23,452)
Other assets	2,360	1,123
Income tax receivable	16,754	(699)
Accounts payable and other liabilities	17,322	5,742
Customer deposits	4,781	5,097
Net cash provided by (used in) operating activities	(22,581)	22,014

Investing activities
Distributions of capital from an unconsolidated joint venture	577	1,939
Additions to property and equipment	(2,554)	(1,077)
Proceeds from the sales of property and equipment	—	674
Proceeds from the sale of discontinued operations	—	10,069
Net cash provided by (used in) investing activities	(1,977)	11,605

Financing activities
Proceeds from the issuance of common stock, net	90,257	48,260
Proceeds from the issuance of senior notes	200,000	—
Proceeds from the issuance of senior secured term notes, net	—	122,500
Repayment of senior secured term notes	(126,250)	—
Repayment of senior subordinated secured term loan	—	(162,412)
Payments of debt issuance costs	(5,703)	(3,495)
Payments of community development district obligations	(788)	(1,174)
Payment of preferred stock dividend	(700)	—
Proceeds from the exercise of stock options	—	487
Purchases of treasury stock	—	(41)
Distributions to noncontrolling interests	—	—
Net cash provided by (used in) financing activities	156,816	4,125

Net increase (decrease) in cash and cash equivalents	132,258	37,744
Cash and cash equivalents at the beginning of the year	81,094	43,350
Cash and cash equivalents at the end of the year	$213,352	$81,094

Reconciliation of Non-GAAP Financial Measures

In addition to the results reported in accordance with U.S. generally accepted accounting principles (“GAAP”), we have provided information in this press release relating to Adjusted gross margin from homes delivered, EBITDA, and Adjusted EBITDA (as defined below).

Adjusted Gross Margin from Homes Delivered

We calculate adjusted gross margin from homes delivered by subtracting the gross margin from land and home sites from Homebuilding gross margin to arrive at gross margin from homes delivered.  Adjusted gross margin from homes delivered is calculated by adding asset impairments, if any, and capitalized interest in cost of sales to gross margin from homes delivered.  Management uses adjusted gross margin from homes delivered to evaluate operating performance in our Homebuilding segment and in making strategic decisions regarding sales price, construction and development pace, product mix and other operating decisions.  We believe adjusted gross margin from homes delivered is relevant and useful to investors and other interested parties for evaluating our comparative operating performance from period to period and among companies within the homebuilding industry as it is reflective of overall profitability during any given reporting period.  This measure is considered a non-GAAP financial measure and should be considered in addition to, rather than as a substitute for, the comparable GAAP financial measures when evaluating our operating performance.  Although other companies in the homebuilding industry report similar information, the methods used by such companies may differ from our methodology and, therefore, may not be comparable.  We urge investors and other interested parties to understand the methods used by other companies in the homebuilding industry to calculate gross margins and any adjustments to such amounts before comparing our measures to those of such other companies.

The table below reconciles adjusted gross margin from homes delivered to the most directly comparable GAAP financial measure, Homebuilding gross margin, for the years presented herein.

WCI Communities, Inc.

Consolidated Adjusted Gross Margin from Homes Delivered

(in thousands)

	Three Months Ended December 31,		Years Ended December 31,
	2013	2012	2013	2012

Homebuilding gross margin	$19,815	$25,934	$64,248	$46,140
Less: gross margin/(loss) from land and home sites	(6)	908	195	2,177
Gross margin from homes delivered	19,821	25,026	64,053	43,963
Add: capitalized interest in cost of sales	1,377	1,308	4,257	2,301
Adjusted gross margin from homes delivered	$21,198	$26,334	$68,310	$46,264

Gross margin from homes delivered as a percentage of revenues from homes delivered	28.7%	31.0%	30.0%	31.5%

Adjusted gross margin from homes delivered as a percentage of revenues from homes delivered	30.7%	32.6%	32.0%	33.2%

EBITDA and Adjusted EBITDA

Adjusted EBITDA measures performance by adjusting net income (loss) attributable to common shareholders of WCI Communities, Inc. to exclude interest expense, capitalized interest in cost of sales, income taxes, depreciation (‘‘EBITDA’’), preferred stock dividends, income from discontinued operations, other income, stock-based and other non-cash long-term incentive compensation expense, and expenses related to early repayment of debt.  We believe that the presentation of Adjusted EBITDA provides useful information to investors and other interested parties regarding our results of operations because it assists those parties and us when analyzing and benchmarking the performance and value of our business.  We also believe that Adjusted EBITDA is useful as a measure of comparative operating performance from period to period and among companies in the homebuilding industry as it is reflective of changes in pricing decisions, cost controls and other factors that affect operating performance, and it removes the effect of our capital structure (such as preferred stock dividends and interest expense), asset base (primarily depreciation), items outside of our control (primarily income taxes) and the volatility related to the timing and extent of non-operating activities (such as discontinued operations and asset impairments).  Accordingly, we believe that this measure is useful for comparing general operating performance from period to period.  Other companies may define Adjusted EBITDA differently and, as a result, our measure of Adjusted EBITDA may not be directly comparable to Adjusted EBITDA of other companies.  Although we use Adjusted EBITDA as a financial measure to assess the performance of our business, the use of Adjusted EBITDA is limited because it does not include certain material costs, such as interest and income taxes, necessary to operate our business.  Adjusted EBITDA and EBITDA should be considered in addition to, and not as substitutes for, net income (loss) attributable to common shareholders of WCI Communities, Inc. in accordance with GAAP as a measure of performance.  Our presentation of EBITDA and Adjusted EBITDA should not be construed as an indication that our future results will be unaffected by unusual or nonrecurring items.  Our EBITDA-based measures have limitations as analytical tools and you should not consider them in isolation or as substitutes for analyses of our results as reported under GAAP.  Some such limitations are:

•                  they do not reflect the impact of earnings or charges resulting from matters that we consider not to be indicative of our ongoing operations;

•                  they are not adjusted for all non-cash income or expense items that are reflected in our consolidated statements of cash flows;

•                  they do not reflect the interest expense necessary to service our debt; and

•                  other companies in our industry may calculate these measures differently than we do, thereby limiting their usefulness as comparative measures.

Because of these limitations, our EBITDA-based measures are not intended to be alternatives to net income (loss), indicators of our operating performance, alternatives to any other measure of performance in conformity with GAAP or alternatives to cash flow provided by operating activities as measures of liquidity.  You should therefore not place undue reliance on our EBITDA-based measures or ratios calculated using those measures.  Our GAAP-based measures can be found in our audited consolidated financial statements in Item 8 of Part II of this Annual Report on Form 10-K.

The table below reconciles EBITDA and Adjusted EBITDA to the most directly comparable GAAP financial measure, net income (loss) attributable to common shareholders of WCI Communities, Inc., for the years presented herein.

WCI Communities, Inc.

Consolidated Adjusted EBITDA

(in thousands)

	Years Ended December 31,
	2013	2012

Net income (loss) attributable to common shareholders of WCI Communities, Inc.	$126,968	$50,823
Interest expense	2,537	6,978
Capitalized interest in cost of sales	4,257	2,304
Income tax benefit	(125,709)	(52,233)
Depreciation	2,081	2,000
EBITDA	10,134	9,872
Preferred stock dividends	19,680	—
Income from discontinued operations	—	(2,706)
Other income	(2,642)	(7,493)
Stock-based and other non-cash long-term incentive compensation expense	5,217	705
Expenses related to early repayment of debt	5,105	16,984
Adjusted EBITDA	$37,494	$17,362

Adjusted EBITDA margin	11.8%	7.2%

Investor Relations Contact:

Scott Bowles -  ir@wcicommunities.com — (239) 498-8481